CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FedNat Holding Company
Sunrise, Florida

We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement on Form S-3 (Nos. 333-235675, 333-225464, 333-257976 and 333-257983) of FedNat Holding Company,
(2)Registration Statement on Form S-4 (No. 333-235941) of FedNat Holding Company, and
(3)Registration Statement on Form S-8 (Nos. 333-225842 and 333-188217) pertaining to the 2018 Omnibus Incentive Compensation Plan and the Amended and Restated 2012 Stock Incentive Plan of FedNat Holding Company;

of our reports dated April 25, 2022, with respect to the consolidated financial statements and schedules of FedNat Holding Company, and the effectiveness of internal control over financial reporting of FedNat Holding Company included in this Annual Report (Form 10-K) of FedNat Holding Company for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Charlotte, North Carolina
April 25, 2022